Exhibit 99.(2)(h)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement’) is made as of this __ day of _______, 2026, by and between Schroders Capital Private Opportunities Fund (the “Trust”), a statutory trust formed under the laws of Delaware, and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, investment company;

WHEREAS, the Trust is authorized to issue shares of beneficial interest in the Trust (“Shares”) pursuant to the Trust’s registration statement on Form N-2, as it may be amended or supplemented from time to time (“Registration Statement”) to investors in accordance with the fund’s Registration Statement; and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Trust wishes to retain the Distributor to serve as distributor of each class of shares that the Trust may issue (each, a “Class” or collectively, the “Classes”), all in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

SECTION 1          Appointment

1.1            Principal Underwriter. The Trust hereby appoints Distributor as its principal underwriter and non-exclusive distributor of Shares and to provide such other services in accordance with the terms set forth in this Agreement. Distributor accepts such appointment and agrees to furnish certain related services as set forth in this Agreement.

1.2            Direct Sales. Notwithstanding Distributor’s appointment as principal underwriter and distributor of Shares, the Trust reserves the right to make direct sales of Shares without sales charges consistent with the terms of the then current Registration Statement, and to engage in other legally authorized transactions in its Shares which do not involve the sale of Shares to the general public. Such other transactions may include, without limitation, transactions between the Trust or any Class of Shares and its Shareholders only; transactions involving the reorganization of the Trust; and transactions involving the merger or combination of the Trust with another corporation or trust.

SECTION 2          Solicitation of Sales and Other Services

2.1            Solicitation of Sales. The Trust grants to Distributor the right to sell its Shares authorized for issue, at the net asset value per Share, plus any applicable sales charges, in accordance with the Registration Statement, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the Securities Act of 1933 (the “1933 Act”), the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). Distributor will have the right, as agent, to sell Shares indirectly to the public through broker-dealers which are members of FINRA and which are acting as introducing brokers pursuant to clearing agreements with Distributor; to broker-dealers which are members of FINRA and which have entered into selling agreements with Distributor; or through other financial intermediaries, in each case against orders therefor. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts to secure purchasers for shares of the Trust; provided, however, that the Distributor will not be prevented from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction or laws of any foreign jurisdiction in which it is not now registered or to maintain its registration in any jurisdiction in which it is now registered or obligate the Distributor to sell any particular number of Shares. The Distributor will not direct remuneration from commissions paid by the Trust for portfolio securities transactions to a broker or dealer for promoting or selling Shares. The Trust reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it. All orders through the Distributor will be subject to acceptance and confirmation by the Trust. Nothing herein is intended to limit secondary market transactions outside of the fund that may be conducted by or through NASDAQ Private Market.

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2.2            Other Services. Without limiting the foregoing, the Distributor will perform or supervise the performance by others of the additional services set forth herein, including those set forth in Schedule A, attached hereto.

SECTION 3          Representations, warranties and covenants

3.1           Representations, Warranties and Covenants of the Trust. The Trust represents, warrants and covenants that:

(a)            it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b)            this Agreement has been duly authorized by the board of trustees of the Trust (the “Board”), including by unanimous affirmative vote of all of the independent trustees of the Trust; and when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity;

(c)            it shall timely perform all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing the Distributor with all due diligence and marketing materials reasonably requested by the Distributor and giving all necessary consents or approvals as the Board considers appropriate and consistent with its fiduciary duties acting in good faith and within a timely manner;

(d)            it is not a party to any, and there are no, pending or, to its knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it, its advisor or its properties or assets which are reasonably likely to, individually or in the aggregate, have a material adverse effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets that are reasonably likely to have a material adverse effect upon its business or financial condition;

(e)            it is an investment company that is duly registered under all applicable laws and regulations, including without limitation, the 1933 Act and the 1940 Act;

(f)            it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including Bank Secrecy Act, as amended by USA PATRIOT Act, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC;

(g)            it has an anti-money laundering program (“AML Program”), that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures;

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(h)           the Trust’s Registration Statement, proxy solicitation and repurchase offer materials, annual or other periodic report of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or the Trust’s investment adviser(s) from time to time, as appropriate, including all amendments or supplements thereto have been prepared in accordance with all applicable laws and regulations and, at the time such Registration Statement was filed and became effective, none of the documents listed above included an untrue statement of a material fact or omitted to state a material fact that was required to be stated therein so as to make the statements contained in such Registration Statement not misleading;

(i)             it will notify the Distributor as soon as reasonably practical in advance of any matter that it believes is reasonably likely to materially and adversely affect the Distributor’s performance of its duties and obligations under this Agreement, including any proposed amendment to the Registration Statement;

(j)             it will provide Distributor with a copy of the fund’s current prospectus as soon as reasonably possible prior to or contemporaneously with filing the same with an applicable regulatory body;

(k)            it shall fully cooperate with requests from government regulators and the Distributor for information relating to customers and/or transactions involving the Shares, as permitted by law in order for the Distributor to comply with its regulatory obligations; and

(l)             in the event it determines that it is in the interest of the Trust to suspend or terminate the sale of any Shares, the Trust shall promptly notify the Distributor of such fact in advance and in writing prior to the date on which the Trust desires to cease offering the Shares.

3.2            Representations, Warranties and Covenants of Distributor. Distributor hereby represents, warrants and covenants as follows:

(a)            it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation of the Distributor, enforceable against it in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity;

(b)            it is not a party to any, and there are no, pending or threatened actions of any nature against it or its properties or assets which are reasonably likely to, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets which is reasonably likely to have a material effect on the Distributor’s ability to perform the services hereunder;

(c)            it is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA;

(d)            it shall not provide any information about the Trust or make any representations other than those contained in the current Registration Statement of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use; and

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(e)            it may prepare and distribute sales literature and other material related to the Trust, provided that such literature and materials have been prepared in accordance with applicable rules and regulations and, for those materials not prepared by the Trust’s investment adviser, approved in writing in advance by the Trust’s investment adviser.

SECTION 4          Registration of Shares

The Trust agrees that it will take all action necessary to register or qualify Shares under the federal and applicable state securities laws so that there will be available for sale the number of Shares the Distributor (and each financial intermediary, as applicable) may reasonably be expected to sell and to pay all fees associated with said registration. The Trust will make available to the Distributor such number of copies of its prospectus as the Distributor may reasonably request. The Trust will furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust. Notwithstanding the foregoing, the Trust may terminate, suspend or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

The Trust or the fund’s investment adviser(s) shall advise the Distributor from time to time concerning the states and other jurisdictions in which solicitations of eligible investors by or on behalf of the Trust may be made under the applicable Blue Sky Laws.

SECTION 5           Agreements with Financial Intermediaries

The Distributor will have the right to enter into agreements with financial intermediaries of its choice for the sale of Shares and to fix therein the portion of the sales charge, if any, that may be allocated to the financial intermediaries on such terms and conditions as the Distributor will deem necessary or appropriate. Shares sold to financial intermediaries will be for resale by such intermediaries only at the public offering price set forth in the applicable Registration Statement or as otherwise permissible under the federal and state securities laws. With respect to financial intermediaries who are acting as brokers or dealers within the United States, the Distributor will offer and sell Shares, as agent for the Trust, only to such financial intermediaries who are members in good standing of FINRA. The Trust acknowledges that Distributor may act as the Trust’s agent for transmitting, or arranging for transmission of, distribution and/or shareholder servicing fees to be paid to financial intermediaries in accordance with arrangements between the Trust and such financial intermediaries.

SECTION 6           Expenses

6.1            Trust Expenses. The Trust will pay all fees and expenses (i) in connection with the preparation, setting in type and filing of any Registration Statement under the 1933 Act and amendments for the issue of its Shares; (ii) in connection with the registration and qualification of Shares for sale in the various states in which the Board will determine advisable to qualify such Shares for sale; (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Trust in their capacity as such; and (iv) of preparing, setting in type, printing and mailing any prospectus sent to existing shareholders.

6.2            Distributor Expenses. Distributor will pay all of its costs and expenses (other than expenses and costs agreed to be payable by the Trust and other than expenses which one or more dealers may bear pursuant to any agreement with Distributor) incurred by it in connection with the performance of its distribution duties hereunder.

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SECTION 7         Compensation

7.1            Compensation to Distributor. As compensation for providing the services under this Agreement, the Distributor will receive from the Trust:

(a)            all distribution and service fees, as applicable, at the rate and under the terms and conditions set forth in the Trust’s Registration Statement established pursuant to Rule 12b-1 under the 1940 Act (each, a “Distribution Plan”) and/or shareholder services and similar plans applicable to the appropriate class of shares of the Trust, as such plans may be amended from time to time, and subject to any further limitations on such fees as the Board may impose;

(b)            all front-end sales charges, if any, on purchases of Shares of the Trust sold subject to such charges as described in the Trust’s Registration Statement, as amended from time to time. The Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with the Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Trust upon receipt of the proceeds and retain the applicable sales charge; and

(c)            all contingent deferred sales charges (“CDSC”), if any, applied on redemptions of Shares subject to such charges on the terms and subject to such waivers as are described in the Trust’s Registration Statement, or as otherwise required pursuant to applicable law.

7.2            Payments to Financial Intermediaries. The Distributor may re-allow any or all of the distribution or service fees, front-end sales charges and CDSCs that it is paid by the Trust to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine.

7.3            Commissions. Distributor may participate directly or indirectly in brokerage commissions or “spreads” for transactions in portfolio securities of the Trust that are bought or sold through Distributor.

SECTION 8           indemnification; Contribution; Limitation of Liability

8.1            Indemnification of Distributor. The Trust agrees to indemnify, defend and hold harmless, the Distributor, each of its directors, officers, employees and each person, if any, who controls, is controlled by or is under common control with, the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Distributor Indemnified Parties may become subject, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any prospectus or any document incorporated by reference therein or filed as an exhibit thereto, or any marketing literature or materials distributed on behalf of the Trust with respect to the securities covered by the prospectus (the “Covered Documents”) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Distributor for any legal or other expenses reasonably incurred by the Distributor in connection with investigating or defending any such action or claim as such expenses are incurred; (ii) any claims of infringement or misappropriation of the intellectual property rights of a third party against the Distributor arising out of or based on the use by the Distributor of any intellectual property of such third party, including, without limitation, indexes, strategies or trademarks that serve as the basis for the Trust or are used by the Trust (the “Intellectual Property”) in connection with its duties as Distributor pursuant to this Agreement, regardless of whether such third party’s rights or claims of rights to such Intellectual Property were disclosed to Distributor and (iii) any breach of any representation, warranty or covenant made by the Trust in this Agreement; except to the extent that any such loss, claim, damage or liability pursuant to sub clauses (i), (ii) and (iii) of this Section 8.1 is caused by  Distributor Indemnified Parties’ gross negligence, bad faith, fraud, reckless disregard, willful misconduct or criminal misconduct in the performance of the services hereunder; provided, however, that the Trust shall not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Covered Documents about the Distributor or any Distributor Indemnified Party in reliance upon and in conformity with written information furnished to the Trust by the Distributor expressly for use therein.

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8.2            Indemnification of the Trust. Distributor will indemnify and hold harmless the Trust, each of its directors, officers, employees and each person, if any, who controls, is controlled by or is under common control with, the Trust within the meaning of Section 15 of the 1933 Act (collectively, the “Trust Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Trust Indemnified Parties may become subject to the extent, but only to the extent, (i) that any untrue statement or alleged untrue statement or omission or alleged omission was made in a Covered Document, in reliance upon and in conformity with written information furnished to the Trust by the Distributor about the Distributor expressly for use therein, and (ii) arising directly from any breach of any representation, warranty or covenant made by the Distributor in this Agreement, except to the extent that any such loss, claim, damage or liability pursuant to sub clauses (i) and (ii) of this Section 8.2 is caused by Trust Indemnified Parties’ gross negligence, bad faith, fraud, reckless disregard, willful misconduct or criminal misconduct in connection therewith.

8.3            Indemnification Procedures.

(a)            If any action or claim shall be brought against any Distributor Indemnified Party or Trust Indemnified Party (any such party, an “Indemnified Party” and collectively, the “Indemnified Parties”), in respect of which indemnity may be sought against the other party hereto (the “Indemnifying Party”), such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses; but the omission so to notify the Indemnifying Party shall not relieve it from any liability which it may have to any indemnified party except to the extent such Indemnifying Party has been materially prejudiced by such failure.

(b)            Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) the Indemnifying Party has failed to assume the defense and employ counsel, or (iii) the named parties to any such action (including any impleaded party) included such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or which may also result in a conflict of interest (in which case if such Indemnified Party notifies the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all such Indemnified Parties.

(c)            The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

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The Indemnifying Party shall not be liable for any settlement of any such action effected without its written consent, but if such action is settled with the written consent of the Indemnifying Party, or if there shall be a final judgment for the plaintiff in any such action and the time for filing all appeals has expired, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

The obligations of the Indemnifying Party under this Section 8 shall be in addition to any liability that the Indemnifying Party may otherwise have.

8.4            Contribution. If the indemnification provided for in this Section 8 is insufficient or unavailable to any Indemnified Party under this Section 8 in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Trust on the one hand and the Distributor on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Party failed to give the notice required under Section 8.3(a), above, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Trust on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Trust on the one hand and the Distributor on the other shall be deemed to be in the same proportion as the amount of net asset values received by the Trust from the offering of the Shares under this Agreement (expressed in dollars) bears to the gross proceeds received by the Distributor under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Trust on the one hand or the Distributor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Trust and the Distributor agree that it would not be just and equitable if contributions pursuant to this Section 8.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

8.5            Consequential Damages. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to anyone, including, without limitation, the other party hereto for any punitive, consequential, special or indirect losses or damages.

8.6            Limitation of Liability. A copy of the Declaration of Trust establishing the Trust is on file in the Office of the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

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SECTION 9          Term and Termination

This Agreement will be effective upon its execution, and, unless terminated as provided, will continue in force for two years and thereafter from year to year, provided that such annual continuance is approved by either (i) the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust’s distribution plan(s) or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time without penalty by a vote of the Trustees; by vote of a majority of the outstanding voting securities of the Trust; or by the Distributor upon not less than sixty days prior written notice to the other party; and shall automatically terminate upon its assignment. As used in this paragraph the terms, “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” will have the respective meanings specified in the 1940 Act. In the event the Trust gives notice of termination, all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, and all trailing expenses incurred by Distributor, will be borne by the Trust.

SECTION 10        miscellaneous

10.1          Records. The books and records pertaining to the Trust, which are in the possession or under the control of Distributor, will be the property of the Trust. Such books and records will be prepared and maintained as required under the 1940 Act and other applicable securities laws, rules and regulations. The Trust and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Trust, the Distributor will make available or provide copies of such books and records to the Trust or its authorized persons, as requested, at the Trust’s expense.

10.2         Independent Contractor. The Distributor will undertake and discharge its obligations hereunder as an independent contractor. Neither Distributor nor any of its officers, directors, employees or representatives is or will be an employee of the Trust in connection with the performance of Distributor’s duties hereunder. Distributor will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees. Any obligations of Distributor hereunder may be performed by one or more third parties or affiliates of Distributor, and Distributor will be responsible for the conduct of any such parties.

10.3         Notices. All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Distributor will be sent to the attention of: General Counsel, SEI Investments Distribution Co., 1 Freedom Valley Drive, Oaks, Pennsylvania 19456. Notices to the Trust will be sent to the attention of President, Delaware Wilshire Private Markets Tender Fund, 1 Freedom Valley Drive, Oaks, Pennsylvania 19456

10.4          Dispute Resolution. Whenever either party desires to institute legal proceedings against the other party concerning this Agreement, it will provide written notice to that effect to such other party. The party providing such notice will refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice. During such period, the parties will attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

10.5         Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought.

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10.6         Non-Solicitation. During the term of this Agreement and for a period of one (1) year afterward, the Trust will not recruit, solicit, employ or engage, for the Trust or any other person, any of the Distributor’s employees.

10.7         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control.

10.8         Counterparts. This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument. Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

10.9          Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake, natural disaster, an epidemic, pandemic or similar biological or infectious outbreak or event, or any other cause, event, circumstance or situation that is similar or dissimilar to any of the foregoing events. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

10.10       Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

10.11       Confidential Information.

(a)            The Distributor and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Distributor and the Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party will not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) will take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) will not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder or for internal audit, compliance and risk management purposes. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps will in no event be less than a reasonable standard of care.

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(b)            The term “Confidential Information,” as used herein, will mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) , markets software, processes, formulas, technology, designs, drawings, and marketing or distribution or sales methods or systems, sales or profit figures, or other financial information of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement , whether or not such information is marked as confidential.

(c)            Notwithstanding anything to the contrary herein, the provisions of this Section 10.11 respecting Confidential Information will not apply to the extent, but only to the extent, that such Confidential Information is: (a)  already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b)  subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c)  is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d)  independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e)  required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party will advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

(d)            The Receiving Party will advise its employees, agents, contractors, subcontractors and licensees, and will require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 10.11. The Receiving Party will promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

(e)            Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly will return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes, for compliance with the Receiving Party's document retention policies, to the extent such Confidential Information is stored on a hard drive of a computer, word processor, mobile telecommunications device or device similar to the foregoing into which the Information was programmed by or on behalf of the Receiving Party and is not capable of being deleted or expunged, and/or to the extent required by applicable law,; provided, however, that in either case all such Confidential Information retained by the Receiving Party will remain subject to the provisions of Section 10.11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party will certify in writing its compliance with the provisions of this paragraph.

10.12       Use of Name.

(a)            The Trust will not use the name of the Distributor, or any of its affiliates, in any Registration Statement, sales literature, and other material relating to the Trust in any manner without the prior written consent of the Distributor (which will not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the Registration Statement of the Trust and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state or federal securities authority.

(b)            Neither the Distributor nor any of its affiliates will use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Trust (which will not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state or federal securities authority.

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF

SEI INVESTMENTS DISTRIBUTION CO.

10.13        Insurance. Distributor agrees to maintain liability insurance coverage which is, in scope and amount, consistent with coverage customary in the industry for distribution activities similar to the distribution activities provided to the Trust hereunder. Distributor will notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage that may materially and adversely affect the Trust’s rights hereunder. Such notification will include the date of change and the reason or reasons therefor. Distributor will notify the Trust of any material claims against it, whether or not covered by insurance that may materially and adversely affect the Trust’s rights hereunder.

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Schroders Capital Private Opportunities Fund Distribution Agreement	Page 11

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF

SEI INVESTMENTS DISTRIBUTION CO.

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year above written.

SCHRODERS CAPITAL PRIVATE OPPORTUNITIES FUND	SEI INVESTMENTS DISTRIBUTION CO.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

Schroders Capital Private Opportunities Fund Distribution Agreement	Page 12

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF

SEI INVESTMENTS DISTRIBUTION CO.

Schedule a

List of Services

Industry Agreement Services

•	Negotiate and execute sub-distribution agreements with broker/dealers and/or banks on behalf of the Trust

•	Coordinate and execute operational agreements (networking agreements, NSCC redemption agreements, etc.)

•	Coordinate and execute 401(k) agreements and shareholder service agreements with various record-holders and other financial intermediaries

•	Coordinate and execute service agreements with Supermarkets (e.g. Schwab, Fidelity, etc.) and other financial intermediaries

•	Negotiate other similar agreements to the ones enumerated above

FINRA Review

•	Review and approve all collateral fund marketing materials to ensure compliance with SEC & FINRA advertising rules

•	Conduct FINRA filing of materials

•	Respond to FINRA comments on marketing materials

•	Review and file Internet sites according to FINRA policies

•	Provide client with copy of SEI’s SEC & FINRA Marketing Materials Guidebook

Schroders Capital Private Opportunities Fund Distribution Agreement	Page 13

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF

SEI INVESTMENTS DISTRIBUTION CO.